NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS FIRST QUARTER EARNINGS

Philadelphia, PA, April 25, 2007 - Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported first quarter 2007 earnings of $2.1 million or $.20 per diluted share, compared to $2.7 million or $.25* per diluted share for the same quarter in 2006.

The $.05 per diluted share reduction in first quarter 2007 earnings reflected a $.03 reduction from lower non-interest income, a $.02 reduction from lower net interest income (excluding the tax refund program) and a $.01 reduction from the tax refund program. These items were partially offset by the $.01 impact of reduced non-interest expenses, which was achieved despite the addition of two new branches in 2006. The $.03 non interest income reduction reflected $.02 for lower loan advisory fees, the timing of which is irregular, and a $.01 reduction in service fees on deposit accounts.

Average loans outstanding increased 14% in first quarter 2007 compared to first quarter 2006. Consistent with the Bank’s strategic plan, we will continue our business development efforts to increase lower cost core deposits, and generate other sources of non interest income. Loan demand continues to be strong, and as noted, core deposit growth will be emphasized in 2007, as the primary drivers to increasing income. Transaction accounts at March 31, 2007 increased 19% from the balance at March 31, 2006.

Included in first quarter 2007 were non-interest expenses of approximately $258,000, or $.02 per share, which were applicable to the Northeast Philadelphia and Voorhees branches opened in the second and third quarters of 2006, respectively.

Total non-performing loans were $9.1 million at March 31, 2007, an increase of $2.2 million or 31%, from the balance at December 31, 2006. The increase was due primarily to the transfer of one loan to non- accrual status in the first quarter of 2007. The impact on first quarter 2007 earnings due to this transfer was minimal. Management believes the Bank has sufficient collateral to cover the non-performing assets so that the Bank should not experience any significant losses from such loans. In addition, we believe the allowance for loan losses is adequate to absorb any potential losses in these loans and the balance of the portfolio. Accordingly, no additional provisions were made in first quarter 2007.

Harry Madonna, Chairman and Chief Executive Officer, stated, “Core deposit growth represents a significant challenge to community banks, and our efforts are focused on returning to previous years’ growth rates in this area.”

Total shareholders’ equity stood at $76.9 million with a book value per share of $7.36 at March 31, 2007, based on outstanding common shares of approximately 10.4 million. The Company continues to be well capitalized.

Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its eleven offices located in Abington, Ardmore, Bala Cynwyd, East Norriton, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

* Prior year earnings per share amounts were restated to reflect the 10% stock dividend paid April 17, 2007.

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)

	Three Months Ended March 31
	2007	2006

Net Interest Income	$7,565	$9,309
Provision for Loan Losses	80	1,313
Non-interest Income	640	1,115
Non-interest Expenses	4,995	5,041
Provision for income taxes	1,026	1,399
Net Income	$2,104	$2,671

Diluted EPS	$0.20	$0.25	(1)

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	March 31,	March 31,
	2007	2006

Federal Funds Sold and Other Interest Bearing Cash	$27,138	$79,612
Investment Securities	109,518	42,076
Commercial and Other Loans	832,442	701,910
Allowance for Loan Losses	(8,355)	(7,803)
Other Assets	46,277	48,374

Total Assets	$1,007,020	$864,169

Liabilities and Shareholders' Equity:
Transaction Accounts	$457,903	$384,103
Time Deposit Accounts	356,225	290,761
FHLB Advances and Trust Preferred Securities	102,982	111,186
Other Liabilities	12,984	11,191
Shareholders' Equity	76,926	66,928
Total Liabilities and Shareholders' Equity	$1,007,020	$864,169

(1) Prior year earnings per share has been restated for the 10% stock dividend paid April 17, 2007.

Republic First Bancorp, Inc.
March 31, 2007
(unaudited)

	At or For the
	Three Months Ended
	March 31,	March 31,
Financial Data:	2007	2006

Return on average assets	0.88%	1.33%

Return on average equity	11.26%	16.63%

Share information:

Book value per share	$7.36	$6.41	(1)

Actual shares outstanding at period end, net of
treasury shares (275,611)	10,446,000	10,439,000	(1)

Average diluted shares outstanding	10,758,000	10,605,000	(1)

(1) Prior year share information has been restated for the 10% stock dividend paid April 17, 2007.

Republic First Bancorp, Inc.
March 31, 2007
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	March 31,	March 31,
	2007	2006

Non-accrual and loans accruing,
but past due 90 days or more	$9,089	$3,556

Restructured loans	-	-

Total non-performing loans	9,089	3,556

Other real estate owned	572	137

Total non-performing assets	$9,661	$3,693

Non-performing loans as
a percentage of total loans	1.09%	0.51%

Nonperforming assets as
a percentage of total assets	0.96%	0.43%

Allowance for loan losses
to total loans	1.00%	1.11%

Allowance for loan losses
to total non-performing loans	91.92%	219.43%

Republic First Bancorp, Inc.
March 31, 2007
(Dollars in thousands )
(unaudited)
		Quarter-to-Date
		Average Balance Sheet

	Three months ended			Three months ended
	March 31, 2007			March 31, 2006

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$798,716	$15,300	7.77%	$700,896	$14,154	8.19%

Investment securities	109,568	1,542	5.63	41,663	509	4.89

Federal funds sold	19,767	235	4.82	36,130	400	4.49

Total interest-earning assets	928,051	17,077	7.46	778,689	15,063	7.85

Other assets	37,416			37,689

Total assets	$965,467	$17,077		$816,378	$15,063

Interest-Bearing Liabilities:

Interest-bearing deposits	$642,386	$7,393	4.67%	$618,525	$5,264	3.45%

Borrowed funds	155,348	2,119	5.53	36,932	490	5.38

Interest-bearing liabilities	797,734	9,512	4.84	655,457	5,754	3.56

Non-interest and
interest-bearing funding	875,553	9,512	4.41	741,533	5,754	3.15

Other liabilities:	14,118			9,701

Total liabilities	889,671			751,234

Shareholders' equity	75,796			65,144

Total liabilities &
shareholders' equity	$965,467			$816,378

Net interest income		$7,565			$9,309

Net interest margin			3.31%			4.85%